EXHIBIT 5.2

November 24, 2014

Albemarle Corporation
451 Florida Street
Baton Rouge, Louisiana  70801

Ladies and Gentlemen:

Albemarle Corporation, a Virginia corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-199110) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $250,000,000 aggregate principal amount of the Company’s 3.000% Senior Notes due 2019 (the “2019 Notes”), $425,000,000 aggregate principal amount of the Company’s 4.150% Senior Notes due 2024 (the “2024 Notes”) and $350,000,000 aggregate principal amount of the Company’s 5.450% Senior Notes due 2044 (together with the 2019 Notes and the 2024 Notes, the “Notes”). The Notes are to be issued pursuant to the provisions of the indenture dated as of January 20, 2005 (the “Base Indenture”) between the Company and  U.S. Bank National Association, successor trustee to The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York), as trustee, as supplemented from time to time and as further supplemented by a third supplemental indenture, dated  as of the date hereof (all such supplements, together with the Base Indenture, the “Indenture”). The Notes are to be sold pursuant to the Underwriting Agreement dated November 17, 2014 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”). The Notes will be fully and unconditionally guaranteed by Albemarle Holdings Corporation, a Delaware corporation , and Albemarle Holdings II Corporation, a Delaware corporation, pursuant to the guarantees (such guarantees, together with the Notes, the “Securities”), as provided for in the Indenture.

This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We, as your Virginia counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Articles of Incorporation, as amended to date, and the Amended and Restated Bylaws of the Company, as amended to date, (ii) the resolutions of the Board of Directors of the Company with respect to the Registration Statement, the registration of the Notes and related matters, (iii) the Registration Statement and exhibits thereto, (iv) the base prospectus, dated October 1, 2014 and forming a part of the Registration Statement (the “Base Prospectus”), (v) the preliminary prospectus supplement, dated November 17, 2014, relating to the Securities, (vi) the final prospectus supplement, dated November 17, 2014, relating to the Securities (the “Final Prospectus Supplement”) and (vii) the Officers’ Certificate dated November 24, 2014 delivered by the Company to the Trustee pursuant to Section 3.01 of the Indenture.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

We are members of the bar of the Commonwealth of Virginia and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America and the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is limited to the laws, including the rules and regulations under the Securities Act, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that:

1.
The Notes have been duly authorized, executed and delivered by the Company and when authenticated in accordance with the provisions of the Indenture and duly delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms to the extent such matters are governed by the laws of the Commonwealth of Virginia, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) public policy considerations which may limit the rights of parties to obtain remedies, or (d) the waivers of any usury defense contained in the Indenture or Notes which may be unenforceable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to the use of our name in the Base Prospectus under the caption “Legal Matters” and in the Final Prospectus Supplement under the caption “Validity of Securities”, each constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Sanders LLP